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                                                                     EXHIBIT 4.2
                                                                TO ANNUAL REPORT
                                                                    ON FORM 20-F

                              LAND LEASE AGREEMENT

                                     between

                        Guangzhou Railway (Group) Company

                                  (the Lessor)

                                        &

                        Guangshen Railway Company Limited

                                  (the Lessee)

                             Date: November 15, 2004

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                                TABLE OF CONTENTS

Clause   Heading
------   -------
1.       Land for Lease

2.       Lease Term

3.       Rent and Payment of Rent

4.       Facilities to the Land

5.       Delivery of the Leased Land

6.       Rights and Obligations of the Lessor

7.       Rights and Obligations of the Lessee

8.       Representations and Warranties of the Lessor

9.       Termination of the Agreement

10.      Breach of the Agreement

11.      Force Majeure

12.      Governing Law

13.      Dispute Resolution

14.      Registration and Expenses

15.      Effectiveness and Miscellaneous

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THIS AGREEMENT is made on November 15, 2004 in Shenzhen

BETWEEN

   (1)   Guangzhou Railway (Group) Company (the "Lessor"); and

   (2)   Guangshen Railway Co., Ltd. (the "Lessee")

WHEREAS:

      1. The Lessor is a state owned enterprise incorporated in the People's Republic of China ("PRC") with its registered address at No. 151 Zhongshan Yilu, Guangzhou, PRC, and the business license number 4400001007908.

      2. According to the approval and authorization from the State Council and the Ministry of Land and Resources, the Lessor has acquired the right to use the land set forth in Schedule One ("Schedule One Land") to this Agreement in the manner of operating under the government authorization and transfer of the right to use state-owned land;

      3. The Lessee is a company incorporated in PRC with its registered address at No. 1052 Hepinglu, Shenzhen, PRC, and the business license number 19241166-3.

      4. The Lessor hereby agrees to lease and the Lessee agrees to accept the right to use the Schedule One Land.

NOW IT IS HEREBY AGREED as follows:

1     LAND FOR LEASE

      1.1 The land for lease is the land listed in Schedule One with altogether 200 pieces of land and the overall area of 28,194,642.31 square meters.

      1.2 In case of any increase or decrease of the leased land during the lease term, the two parties shall enter into a supplementary agreement regarding the changes.

2     LEASE TERM

      2.1 The lease term shall be twenty (20) years, which will start upon the effective date of this Agreement.

      2.2 Unless otherwise for the reasons of force majeure events which are unanticipated, unavoidable or uncontrollable, when the lease term expires, the Lessee is entitled to renew the

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   lease term in accordance with the terms and conditions under this Agreement and the Lessor shall not refuse the Lessee's request of renewal.

3  RENT AND PAYMENT OF RENT

      3.1 In accordance with the negotiation between the two parties and with reference to the value of the right to use the land determined in the Report on the Evaluation of the Land Assets given by the Beijing Pan-China Assets Appraisal Co., Ltd, the rent shall be amortized within fifty (50) years. The rent shall not be more than RMB 74 million per year.

      3.2 The Lessor shall pay the rent in quarter within fifteen (15) days before the end of the prior quarter without prior notification.

      3.3 Except the rent under this Agreement and expenses resulting from breach of this Agreement by the Lessee, the Lessor undertakes that the Lessee shall not be liable for any other fees for any reasons (including any taxes which shall be paid by the Lessor), unless otherwise provided by law.

4  FACILITIES TO THE LAND

      4.1 Within the lease term, the Lessor shall be liable for the maintenance of all the facilities to the land.

5  DELIVERY OF THE LEASED LAND

      5.1 The Lessor shall finish all the formalities relating to getting the permission of leasing the Schedule One Land no later than the commencement date of the lease term provided herein, and deliver such land to the Lessee.

6  RIGHTS AND OBLIGATIONS OF THE LESSOR

      6.1 The Lessor is entitled to the following rights:

         6.1.1 Claiming rent under the term provided herein;

         6.1.2 Supervise the use of the land by the Lessee to ensure the Lessee makes rational use of the land pursuant to law and the provisions under this Agreement. The Lessee shall actively cooperate the Lessor in its supervision.

      6.2 The Lessor shall assume the following obligations:

         6.2.1 Dispose formalities with respect to acquiring permission of leasing the land in accordance with provisions under this Agreement;

         6.2.2 Assume all taxes, levies in relation to the right to use the land occurred during the lease term, unless otherwise provided by law;

         6.2.3 Fully perform its obligations under the land use agreement;

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         6.2.4 If necessary, the Lessor shall provide the Lessee with the relevant certificate documents for the use of the Schedule One Land by the Lessee, such as projects of construction and installation.

         6.2.5 The title of the buildings constructed by the Lessee on the Schedule One Land during the lease term shall belong to the Lessee, and the Lessor shall assist the Lessee in the disposal of the relevant certificates or license.

         6.2.6 During the lease term, the Lessor shall not transfer, lease or mortgage the Schedule One Land to a third party, or establish any third party interest on such land to limit or affect the Lessee's use of the land.

         6.2.7 Provide relevant materials to the Lessee and assist the Lessee to dispose the formalities of registering the title of the buildings on the Schedule One Land or change of such registration with the relevant authorities.

7  THE RIGHTS AND OBLIGATIONS OF THE LESSEE

      7.1 The Lessee is entitled to the following rights:

         7.1.1 to use the land in compliance with the terms and conditions of this Agreement;

         7.1.2 build various buildings pursuant to the provided purpose for the land use;

         7.1.3 the Lessee is entitled to lease, mortgage and transfer the buildings it constructs on the Schedule One Land and is also entitled to receive proceeds generated from such disposal.

      7.2 The Lessee shall assume the following obligations:

         7.2.1 The Lessor shall pay the rent on time in accordance with this Agreement. In case of overdue payment, the Lessee shall pay the Lessor a daily liquidated compensation equivalent to 0.03% of the rent payable.

         7.2.2 All construction and other activities the Lessee conducts on the Schedule One Land shall be in compliance with laws and regulations of the People's Republic of China;

         7.2.3 In the event of laying down various pipelines through the Schedule One Land for public interests, the government shall obtain consent from the Lessee, and the Lessee shall not refuse without any reasons, but the entity carrying out such construction shall make reasonable compensation to the Lessee. If such construction act damages seeded strips, passageway or pipelines, the entity cutting through the land shall be liable for the repair of such damage. The cutting through by various pipelines laid down for public interests shall not impede the construction and the finished buildings.

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         7.2.4 The Lessee shall ensure that the management personnel, policemen, firemen ambulancemen and the relevant equipments and vehicles of the government or the Lessor may enter the Schedule One Land and the buildings thereto without any trouble to conduct public affairs or emergency services;

         7.2.5 In the event that the construction or operation activities of the Lessee damages the surrounding environment and the underground facilities, which makes the state, enterprises or individuals suffer losses, the Lessee shall be liable for the compensation.

         7.2.6 The Lessee shall not develop, dug or occupy any other land outside the Schedule One Land without authorization. In case of provisional use of the land or road outside the Schedule One Land, the Lessee must obtain the approval from the competent government authorities or the user of such land or road, and make necessary payment.

8  REPRESENTATIONS AND WARRANTIES OF THE LESSOR

      8.1 The Lessor hereby provides representations, warranties and undertakings to the Lessee as follows:

         8.1.1 The Lessor has the right to use the state owned Schedule One Land and has met the conditions of leasing such land;

         8.1.2 By and upon the execution date of this Agreement, the Lessor has not put any mortgage or any other restrictions to limit the right to use the Schedule One Land.

      8.2 The Lessor shall fully indemnify the Lessor for any losses or expenses incurred to the Lessee arising from any untruth, misleading or violation of such statements, warranties and undertakings.

9  TERMINATION OF THE AGREEMENT

      9.1 The Agreement shall be terminated if any of the following events occur:

         9.1.1 The lease term expires and the Lessee does not renew the Agreement;

         9.1.2 The Lessee terminates this Agreement before the expiration of the lease term (including dissolution, insolvency of the Lessee);

         9.1.3 The two parties to this Agreement agree to terminate before the expiration of the lease term;

         9.1.4 Upon the expiration of the lease Agreement, the Agreement is not renewed not for the reason of the Lessor;

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      9.2 After the termination of this Agreement, the Lessee shall return the
   Schedule One Land to the Lessor after disposing all the buildings, affiliated articles, equipments and facilities on the land.

      9.3 If the Lessee is not liable for the termination of this Agreement before the expiration of the lease term and the Lessor takes back the Schedule One Land, the Lessor shall compensate a fee equivalent to the left value with deduction of the depreciation charges to all the buildings, affiliated articles, equipments and facilities.

10 BREACH OF THE AGREEMENT

      10.1 The Lessor shall be regarded as breach of this Agreement in case of

         10.1.1 not delivering the Schedule One Land to the Lessee upon the time provided in this Agreement;

         10.1.2 any other violation of any terms under this Agreement;

      10.2 The Lessee shall be regarded as breach of this Agreement in case of

         10.2.1 not paying the rent upon the time provided in this Agreement;

         10.2.2 any other violation of any terms under this Agreement.

      10.3 The breaching party shall pay liquidated damages to the other party in accordance with the provisions under this Agreement. In case of the liquidated damages cannot cover the losses suffered by the party who does not breach the Agreement, the breaching party shall indemnify the actual losses resulting from such breach of Agreement.

11 FORCE MAJEURE

      11.1 In case of inability of one party or both parities to perform this Agreement because of force majeure events during the enforcement of this Agreement, the party unable to perform its obligations shall not be liable for the breach of Agreement, but such party affected by the force majeure events shall immediately notify the other party and provide the relevant proving documents notarized by the local notary agency where the force majeure events occur.

12 GOVERNING LAW

      12.1 The establishment, effectiveness, interpretation, performance and dispute resolution of this Agreement shall all be in accordance with the laws of the People's Republic of China.

13 DISPUTE RESOLUTION

      13.1 During the performance of this Agreement, in case of any disputes arising, the parties shall first resolve the dispute by negotiation. Should the dispute not be resolved by

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   negotiation, either party might seek litigation to the People's Court where the Schedule One Land locates.

14 REGISTRATION AND EXPENSES

      14.1 The two parties shall dispose the registration formalities for land lease with the competent authority of land and resources within thirty (30) days as of the effective date of this Agreement.

      14.2 The registration fee shall be paid in accordance with the relevant regulations.

15 EFFECTIVENESS AND MISCELLANEOUS

      15.1 This Agreement shall become effective after satisfying the following conditions:

         (1) Legal or authorized representatives from both parties execute on this Agreement;

         (2) The Lessee has performed the voting procedure for affiliated transaction and obtained permission to this Agreement from the shareholders or exemption to the transactions involved in this Agreement from the Hong Kong Stock Exchanges;

         (3) The domestic initial issuing of A shares has been approved and all the funds raised have been remitted to the account of the Lessees;

         (4) The Agreement for the Sale and Purchase of the Railway Operation Assets between Guangshen Co., Ltd and Guangzhou Railway Yangcheng Railway Company has come into effect and the act of purchasing the assets and operation has begun.

      15.2 The "day" herein in this Agreement means business day, excluding Saturday, Sunday and public holidays.

      15.3 The schedule to this Agreement is an integral part to this Agreement and has the same legal effect as this Agreement.

      15.4 As for matters not included in this Agreement, the two parties shall enter into a supplementary agreement after negotiation. The supplementary agreement must be registered with the local competent land authority.

      15.5 This Agreement shall be executed on five counterparts, and each counterpart is original. Each party holds two counterparts and the other one shall be filed with the land administrative authority.

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LESSOR: Guangzhou Railway (Group) Company

LEGAL OR AUTHORIZED REPRESENTATIVE:

LESSEE: Guangshen Railway Co., Ltd.

LEGAL OR AUTHORIZED REPRESENTATIVE:

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